ELKHART, INDIANA -— APRIL 4, 2008
SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
Sales for the third quarter of Skyline Corporation’s 2008 fiscal year were $57,314,000 compared to $66,345,000 last year. Net loss for the three-month period was $4,570,000 equal to $0.54 per share, compared to a net loss of $2,175,000, or $0.26 per share, for the same period a year ago.
Sales for the first nine months of fiscal 2008 were $230,906,000 compared to $276,937,000 for the first nine months of fiscal 2007. For the first nine months of fiscal 2008, net loss was $5,747,000, or $0.68 per share, compared to net earnings of $346,000, or $0.04 per share, for the first nine months of fiscal 2007. Net loss per share for the three and nine months ending February 29, 2008 includes a gain on the sale of idle property, plant and equipment of $0.05.
Sales of Skyline’s manufactured housing group for the third quarter of fiscal 2008 were $38,644,000 compared to the $51,247,000 of a year ago. For the first nine months of fiscal 2008, sales by the manufactured housing group were $169,355,000 compared to the $208,348,000 recorded for the first nine months of fiscal 2007.
For the recreational vehicle (RV) group, sales for the third quarter of fiscal 2008 were $18,670,000 compared to the $15,098,000 of the third quarter of fiscal 2007. For the first nine months of fiscal 2008, sales by the RV group were $61,551,000 compared to the $68,589,000 of the same period a year ago.
Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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NEWS RELEASE Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521 Subject: THIRD QUARTER REPORT Approved by: JON S. PILARSKI Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	(Unaudited)			(Unaudited)
	February 29,		February 28,	February 29,		February 28,
	2008		2007	2008		2007

Sales	$57,314		$66,345	$230,906		$276,937

(Loss) earnings before income taxes	(7,146)		(3,519)	(8,813)		533
(Benefit) provision for income taxes	(2,576)		(1,344)	(3,066)		187

Net (loss) earnings	$(4,570)		$(2,175)	$(5,747)		$346

Basic (loss) earnings per share	$(.54	) (A)	$(.26)	$ ( .68	) (A)	$.04

Number of weighted average common shares outstanding	8,391,244		8,391,244	8,391,244		8,391,244

(A)	Includes an after-tax gain on sale of idle property, plant and equipment of $0.05 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	February 29,	February 28,
	2008	2007
ASSETS

Cash and temporary investments	$116,227	$125,549
Accounts receivable	16,929	21,418
Inventories	10,642	12,076
Other current assets	13,970	11,412

Total Current Assets	157,768	170,455

Property, Plant and Equipment, net	32,876	35,643

Other Assets	10,491	10,353

Total Assets	$201,135	$216,451

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,949	$3,917
Accrued liabilities	20,919	25,199

Total Current Liabilities	23,868	29,116

Other Deferred Liabilities	9,730	10,549

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	228,041	237,290
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	167,537	176,786

Total Liabilities and Shareholders’ Equity	$201,135	$216,451